Exhibit 8.1

WEIL, GOTSHAL & MANGES LLP

March 11, 2022

MSP Recovery, LLC

2701 Le Jeune Road, Floor 10

Coral Gables, FL 33134

Ladies & Gentlemen:

We have acted as counsel to MSP Recovery, LLC (“MSP”) and certain of their affiliates, in connection with the Business Combination, which is comprised of the transactions described in the Membership Interest and Purchase Agreement, dated July 11, 2021 (as amended from time to time, the “MIPA”), entered into by and among, Lionheart Acquisition Corporation II, a Delaware corporation (the “Company”), Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Opco”), each limited liability company set forth on Schedule 2.1(a) thereto (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) thereto (the “Members”), and Mr. John Ruiz, as the Members’ Representative (Company, Opco, MSP Purchased Companies, the Members and Mr. Ruiz are collectively referred to herein as the “Parties” and individually as a “Party”), and certain other related transactions. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the MIPA or Registration Statement, as defined below.

We have examined (i) the MIPA, (ii) the registration statement on Form S-4 (Registration No. 333-260969) (as amended to the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on November 10, 2021, under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the MIPA, (iii) the representation letter of MSP delivered to us for purposes of this opinion (the “Tax Officer’s Certificate”), and (iv) certain other related agreements. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

March 11, 2022

In rendering this opinion, we have assumed that (i) the transactions constituting the Business Combination will be effected in accordance with the terms of the MIPA (and other related agreements), (ii) the statements concerning the Business Combination in the MIPA and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iii) the representations made in the Tax Officer’s Certificate are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iv) any representations made in the MIPA or the Tax Officer’s Certificate “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, in each case without such qualification, and (v) the Parties have complied with and, if applicable, will continue to comply with, the covenants contained in the MIPA.

We have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, including authorities relating to step transaction, substance over form, and economic substance, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Business Combination should qualify as a contribution of property by the Members under Section 721(a) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the transactions related to Business Combination or in respect of the same under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP